Zymeworks Provides Corporate Update and
Reports First Quarter 2025 Financial Results
•Six posters presented at the American Association for Cancer Research (AACR) annual     meeting
•Appointment of Dr. Sabeen Mekan as Senior Vice President, Clinical Development
•Reported $321.6 million in cash resources as of March 31, 2025 (compared to $324.2 million as of December 31, 2024), which when combined with certain anticipated regulatory milestone payments, provides a projected cash runway into 2H-2027
•Will host conference call with management today at 4:30 p.m. Eastern Time (ET)

Vancouver, British Columbia (May 8, 2025) – Zymeworks Inc. (Nasdaq: ZYME), a clinical-stage biotechnology company developing a diverse pipeline of novel, multifunctional biotherapeutics to improve the standard of care for difficult-to-treat diseases, including cancer, inflammation, and autoimmune disease, today reported financial results for the three months ended March 31, 2025 and provided a summary of recent business highlights.

“Our productive R&D organization continues to demonstrate Zymeworks’ ability to generate high-value therapeutic candidates by identifying and advancing novel targets, with increasingly complex biology,” said Kenneth Galbraith, Chair and Chief Executive Officer at Zymeworks. “This commitment to innovation and operational execution is reflected in the six posters we presented at AACR on our preclinical and clinical-stage candidates, highlighting the depth and breadth of our scientific progress. These advancements, alongside the expected investigational new drug application submission for ZW251 by mid-2025, underscore our ability to translate deep scientific research into potentially standard-changing therapeutic solutions. Importantly, we remain financially disciplined, and well-capitalized to support our wholly-owned product pipeline while maintaining a strong cash runway, positioning us to continue as a leader in next-generation therapeutics.”
Recent Developments
In April 2025, we announced the appointment of Sabeen Mekan, M.D., as Senior Vice President, Clinical Development. Reporting directly to the Chief Executive Officer, Dr. Mekan will have a key role in formulating the clinical development strategy for Zymeworks’ clinical-stage oncology portfolio, including global regulatory affairs. Dr. Mekan’s vast experience in oncology and hematology across academic research and clinical practice at leading pharmaceutical organizations, including Gilead, Daiichi Sankyo and BMS, will help to enhance our focus on progressing our clinical-stage solid tumor portfolio, and the diversification of our pipeline.
Wholly-Owned Programs
In April 2025, we presented six preclinical posters at the AACR annual meeting, highlighting progress across our multispecific T cell engager (TCE) and antibody-drug conjugate (ADC) platforms. Poster presentations included:
•ZW171, a differentiated 2+1 T cell-engaging bispecific antibody with antitumor activity in a range of mesothelin expressing cancers;
•ZW209, a DLL3 targeted trispecific T cell engager with integrated CD28 co-stimulation, demonstrates safety and potent preclinical efficacy in models of small cell lung cancer;
•ZW327, a novel Ly6E-targeting antibody-drug conjugate bearing a topoisomerase 1 inhibitor payload; and
•Design and development of biparatopic antibody-drug conjugates against protein tyrosine kinase 7.

Zymeworks scientists coauthored two additional AACR poster presentations leveraging technologies to further enhance the design and characterizations of ADCs:
•High throughput quantitative molecular characterization of cytotoxic antibody-drug conjugates in spheroid models for improved functional characterization, screening and candidate selection; and
•In vitro assays for prediction of ADC hematological toxicity: contribution of antibody, linker, and payload.

An abstract highlighting results from recent preclinical research on ZW1528, a novel IL-4R⍺ x IL-33 bispecific molecule, was accepted for poster presentation at the upcoming American Thoracic Society annual meeting:
•Title: ZW1528, A Bispecific Antibody Targeting IL-4Ra And IL-33, Potently Inhibits Key Mediators Of Airway Inflammation (Abstract: 12571)
•Session Category: B33 (Poster Board: P1567)
•Date and Time: May 19, 2025 at 11:30 AM – 13:15 PM PDT

We will be presenting a trial-in-progress poster at the American Society of Clinical Oncology annual meeting on the ongoing first-in-human Phase 1 study for ZW171 (ZWI-ZW171-101):
•Title: Design of a First-in-Human Multicenter Open-Label Study of ZW171, a Mesothelin x CD3 Targeting Bispecific T Cell Engager, in Participants With Advanced Solid Tumors: ZWI-ZW171-101 (Poster Board: 473b)
•Session Category: Developmental Therapeutics - Molecularly Targeted Agents and Tumor Biology
•Date and Time: June 2, 2025 at 13:30 PM – 16:30 PM CDT

We will also be presenting a trial-in-progress poster at the ESMO Gynaecological Cancers Congress annual meeting on the ongoing first-in-human Phase 1 study for ZW191 (ZWI-ZW191-101):
•Title: Design of a First-in-Human Multicenter Open-Label Study of ZW191, a Folate Receptor α–Targeting Antibody-Drug Conjugate Utilizing a Novel TOPO1i Payload, in Participants With Advanced Solid Tumors ZWI-ZW191-101 (Poster Board: 125TiP)
•Session Category: Ovarian Cancer
•Date and Time: June 20, 2025 at 12:40 PM – 13:30 PM CEST

“Our expertise in developing both innovative multispecific antibodies and ADCs continues to allow our teams to target diverse cancer antigens such as Ly6E , PTK7 and DLL3 with customized modalities,” said Paul Moore, Ph.D., Chief Scientific Officer at Zymeworks. “By integrating our leadership in protein engineering capabilities with deep translational insights, we are advancing differentiated, high-value therapeutic candidates designed to address key resistance mechanisms and broaden patient impact. With a strong foundation in novel modalities and an expanding pipeline, we are well-positioned to deliver meaningful progress in the field of oncology, autoimmune and inflammatory disease.”
Zanidatamab Continues to Progress
In April 2025, our partner Jazz announced that the European Medicines Agency (EMA) Committee for Medicinal Products for Human Use (CHMP) has adopted a positive opinion recommending the approval of zanidatamab for the treatment of advanced HER2-positive BTC. A final decision is expected in the coming months.
In April 2025, our partner Jazz announced their participation at the ASCO annual meeting with three zanidatamab abstracts accepted for presentation. Details of the accepted abstracts as well as presentation dates are as follows:

•Long-term outcomes and overall survival (OS) for zanidatamab + chemotherapy in HER2- positive (HER2+) advanced or metastatic gastroesophageal adenocarcinoma (mGEA): 4-year follow-up of a phase 2 trial. The presentation is scheduled to take place on Monday, June 2, 2025, 11:30 AM CDT, Rapid Oral Abstract – Gastrointestinal Cancer—Gastroesophageal, Pancreatic, and Hepatobiliary
•Concordance Analysis Between HER2 Immunohistochemistry (IHC) and In Situ Hybridization (ISH) and a Translational Analysis of Plasma ctDNA in Patients With Biliary Tract Cancer (BTC): An Exploratory Analysis From Phase 2 HERIZON-BTC-01 Trial. The presentation is scheduled to take place on Saturday, May 31, 2025, 9:00 AM CDT, Poster Session – Gastrointestinal Cancer—Gastroesophageal, Pancreatic, and Hepatobiliary
•Survival outcomes for zanidatamab compared with chemotherapy in HER2-positive biliary tract cancer (BTC): HERIZON BTC-01 vs a real-world (RW) external control arm (ECA). The presentation is scheduled to take place on Saturday, May 31, 2025, 9:00 AM CDT, Poster Session – Gastrointestinal Cancer—Gastroesophageal, Pancreatic, and Hepatobiliary
Ziihera® net product sales by Jazz were $2.0 million in 1Q-2025. Our royalties from net sales by Jazz were $0.2 million and have been reflected in our income statement in 1Q-2025.
Platform Collaboration Agreements
In January 2025, we achieved a clinical milestone under our 2016 platform technology transfer and license agreement with GSK and recognized $14.0 million in milestone revenue from GSK, which was paid in April 2025. Following receipt of this $14.0 million milestone in April 2025, we remain eligible to receive up to $203.5 million in research and development milestone payments, up to $867.0 million in commercial milestone payments, and tiered royalties in the low to mid-single digits on product sales.
In March 2025, we recognized and received $3.1 million in milestone revenue from Daiichi Sankyo following the first patient dosed in a clinical trial related to our 2018 license agreement with Daiichi Sankyo. Following receipt of this $3.1 million milestone, we remain eligible to receive up to $60.3 million in development milestone payments, up to $170.0 million in commercial milestone payments, and tiered royalties ranging from the low single digits up to 10% on future product sales.
Financial Results for the Three Months Ended March 31, 2025
Revenue was $27.1 million for the three months ended March 31, 2025 compared to $10.0 million in for the same period in 2024. Revenue for the three months ended March 31, 2025 included $14.0 million of milestone revenue from GSK in relation to a clinical milestone under our 2016 platform technology transfer and license agreement, $3.1 million of milestone revenue from Daiichi Sankyo following the first patient dosed in a clinical trial related to our 2018 license agreement, $9.6 million for development support and drug supply revenue in addition to $0.2 million of royalty income from Jazz and $0.2 million of drug supply revenue from BeiGene. Revenue for the same period in 2024 included $9.9 million for development support and drug supply revenue from Jazz and $0.2 million from our other partners for research support and other payments.
Research and development expense was $35.7 million for the three months ended March 31, 2025 compared to $32.0 million for the same period in 2024. The increase in research and development expense in 2025 was primarily due to an increase in expenses for ZW251 for IND enabling studies and other preclinical and research activities, primarily due to preclinical development expenses for ZW209 and increased discovery work towards identifying novel targets and therapeutic areas. These were partially offset by a decrease in expenses for ZW191 as an IND-enabling toxicology study was completed during the three months ended March 31, 2024, by a decrease in expenses for ZW220 as cell line and CMC process development was completed in 2024, by a decrease in expenses for zanidatamab, due to reduced manufacturing and clinical support following BLA approval in 2024, and by a decrease in expenses for zanidatamab zovodotin, due to our decision to discontinue the zanidatamab zovodotin clinical development program. Increase in salaries and benefits in 2025 was primarily due to severance costs while stock-based compensation expense in 2025 increased primarily due to new stock award grants during 2025. Increase in other expenses were primarily due to increase in rent and consulting expenses, as well as the recovery due to the reversal of a contingent liability in 2024.
General and administrative expense was $17.0 million for the three months ended March 31, 2025 compared to $15.8 million for the same period in 2024. The increase in general and administrative expense was primarily due to an increase in stock-based compensation expense as a result of new stock award grants in 2025 and an increase in amortization expense of capitalized software and software subscription expenses.This was partially offset by a decrease in salaries and benefits due to a decrease in severance costs and external consulting expenses for information technology compared to the same period in 2024.
Other income, net was $3.5 million for the three months ended March 31, 2025 compared to $6.2 million for the same period in 2024. Other income, net for the three months ended March 31, 2025 included $3.4 million in interest income. Other income, net for the three months ended March 31, 2024 included $5.9 million in interest income and a $0.3 million net foreign exchange gain and other miscellaneous amounts. The decrease in interest income was due to a reduction in the balances of our cash, cash equivalents and marketable securities, due to operating cash requirements, and due to a decrease in the average yield of these investments compared to the same period in 2024.

Income tax expense increased by $0.4 million for the three months ended March 31, 2025, compared to the same period in 2024. The increase was primarily due to withholding taxes incurred on revenue recognized in the period.
Net loss for the three months ended March 31, 2025 was $22.6 million compared to $31.7 million for the same period in 2024. The decrease in net loss was primarily due to an increase in revenue, which was partially offset by an increase in operating expenses, an increase income tax expense and a decrease in interest income.
As of March 31, 2025, we had $321.6 million of cash resources consisting of cash, cash equivalents and marketable securities, comprised of $76.2 million in cash and cash equivalents and $245.4 million in marketable securities. Based on current operating plans, we expect our existing cash resources as of March 31, 2025, when combined with the assumed receipt of certain anticipated regulatory milestones, will enable us to fund planned operations into the second half of 2027.
About Zymeworks Inc.
Zymeworks is a global clinical-stage biotechnology company committed to the discovery, development, and commercialization of novel, multifunctional biotherapeutics. Zymeworks’ mission is to make a meaningful difference in the lives of people impacted by difficult-to-treat conditions such as cancer, inflammation, and autoimmune disease. The Company’s complementary therapeutic platforms and fully integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly differentiated antibody-based therapeutic candidates. Zymeworks engineered and developed zanidatamab, a HER2-targeted bispecific antibody using the Company’s proprietary Azymetric™ technology. Zymeworks has entered into separate agreements with BeiGene, Ltd. (BeiGene) and Jazz Pharmaceuticals Ireland Limited (Jazz Pharmaceuticals), granting each exclusive rights to develop and commercialize zanidatamab in different territories. The U.S. FDA granted accelerated approval of Ziihera® (zanidatamab-hrii) 50mg/mL for injection for intravenous use for the treatment of adults with previously-treated, unresectable or metastatic HER2-positive (IHC 3+) second-line biliary tract cancer (BTC). Ziihera® is the first and only dual HER2-targeted bispecific antibody approved for HER2-positive BTC in the U.S. Zanidatamab is currently under regulatory review in the EU and China for second-line BTC and is being evaluated in multiple global clinical trials as a potential best-in-class treatment for patients with multiple HER2-expressing cancers. Zymeworks is rapidly advancing a robust pipeline of wholly-owned product candidates, leveraging its expertise in both antibody-drug conjugates and multispecific antibody therapeutics targeting novel pathways in areas of significant unmet medical need. Phase 1 studies for ZW171 and ZW191 are now actively recruiting with an investigational new drug application for ZW251 planned by mid-2025. In addition to Zymeworks’ pipeline, its therapeutic platforms have been further leveraged through strategic partnerships with global biopharmaceutical companies. For information about Zymeworks, visit www.zymeworks.com and follow @ZymeworksInc on X.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” or information within the meaning of the applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include, but are not limited to, statements that relate to Zymeworks’ expectations regarding implementation of its strategic priorities; the anticipated benefits of its collaboration agreements, including Zymeworks’ ability to receive any future milestone payments and royalties thereunder; the potential addressable market of zanidatamab; the timing of and results of interactions with regulators; Zymeworks’ clinical development of its product candidates and enrollment in its clinical trials; the timing and status of ongoing and future studies and the related data; the timing of anticipated IND submissions; anticipated preclinical and clinical data presentations; expectations regarding future regulatory filings and approvals and the timing thereof; potential safety profile and therapeutic effects of zanidatamab and Zymeworks’ other product candidates; expected financial performance and future financial position; the commercial potential of technology platforms and product candidates; Zymeworks’ ability to satisfy potential regulatory and commercial milestones with existing and future partners; the timing and status of ongoing and future studies and the release of data; anticipated continued receipt of revenue from existing and future partners; Zymeworks’ early-stage pipeline; anticipated sufficiency of existing cash resources, when combined with the assumed receipt of certain anticipated regulatory milestones, to fund Zymeworks’ planned operations into the second half of 2027; Zymeworks’ ability to execute new collaborations and partnerships and other information that is not historical information. When used herein, words such as “plan”, “believe”, “expect”, “may”, “continue”, “anticipate”, “potential”, “will”, “on track”, “progress”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation: any of Zymeworks’ or its partners’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; Zymeworks may not achieve milestones or receive additional payments under its collaborations; regulatory agencies may impose additional requirements or delay the initiation of clinical trials; the impact of new or changing laws and regulations; market conditions; the impact of pandemics and other health crises on Zymeworks’ business, research and clinical development plans and timelines and results of operations, including impact on its clinical trial sites, collaborators, and contractors who act for or on Zymeworks’ behalf; zanidatamab may not be successfully commercialized; clinical trials may not demonstrate safety and efficacy of any of Zymeworks’ or its collaborators’ product candidates; Zymeworks’ assumptions and estimates regarding its financial condition, future financial performance and estimated cash runway may be incorrect; inability to maintain or enter into new partnerships or strategic collaborations; and the factors described under “Risk Factors” in Zymeworks’ quarterly and annual reports filed with the Securities and Exchange Commission (copies of which may be obtained at www.sec.gov and www.sedarplus.ca).

Although Zymeworks believes that such forward-looking statements are reasonable, there can be no assurance they will prove to be correct. Investors should not place undue reliance on forward-looking statements. The above assumptions, risks and uncertainties are not exhaustive. Forward-looking statements are made as of the date hereof and, except as may be required by law, Zymeworks undertakes no obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances, or to reflect the occurrences of unanticipated events.

ZYMEWORKS INC.
Condensed Interim Consolidated Statements of Loss and Comprehensive Loss
(Expressed in thousands of U.S. dollars except share and per share data) (unaudited)

	Three Months Ended March 31,
	2025	2024

Revenue
Research and development collaborations	$27,110	$10,030
Operating expenses:
Research and development	35,738	32,042
General and administrative	16,985	15,790
Total operating expenses	52,723	47,832
Loss from operations	(25,613)	(37,802)
Other income, net	3,473	6,224
Loss before income taxes	(22,140)	(31,578)
Income tax expense	(496)	(75)
Net loss	$(22,636)	$(31,653)
Other comprehensive income (loss):
Unrealized income (loss) on available for sale securities, net of tax of nil	546	(1,121)
Total other comprehensive income (loss)	546	(1,121)
Comprehensive loss	$(22,090)	$(32,774)

Net loss per common share:
Basic	$(0.30)	$(0.42)
Diluted	$(0.30)	$(0.42)
Weighted-average common stock outstanding:
Basic	75,171,020	76,214,833
Diluted	75,226,387	76,248,158

ZYMEWORKS INC.
Selected Condensed Interim Consolidated Balance Sheet Data
(Expressed in thousands of U.S. dollars) (unaudited)

	March 31, 2025	December 31, 2024

Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$265,287	$225,776
Accounts receivable	24,594	55,815
Other current assets	16,586	18,860
Long-term marketable securities	56,324	98,428
Other long-term assets	62,731	64,212
Total assets	$425,522	$463,091

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$38,223	$59,838
Other current liabilities	26,880	28,456
Long-term liabilities	35,452	36,029
Total liabilities	100,555	124,323
Stockholders’ equity	324,967	338,768
Total liabilities and stockholders’ equity	$425,522	$463,091

Contacts:

Investor Inquiries:
Shrinal Inamdar
Senior Director, Investor Relations
(604) 678-1388
ir@zymeworks.com

Media Inquiries:
Diana Papove
Senior Director, Corporate Communications
(604) 678-1388
media@zymeworks.com